Exhibit 99.1

Media:	Wendy Olson
(713) 627-4072
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	June 8, 2008

Spectra Energy Announces New Member of Board of Directors

HOUSTON – Spectra Energy (NYSE: SE) today announced Joseph H. Netherland, former chairman of the board of FMC Technologies, was appointed to its board of directors, effective immediately.

Netherland, 63, served as chairman of the board of FMC Technologies from December 2001 until his retirement in October 2008. He also served as the company’s chief executive officer from 2001 to March 2007, when he retired as an executive officer of the company. Prior to that, he served in a number of leadership roles within the company. Netherland will continue to serve as a non-independent member of FMC Technologies’ board of directors. He also serves on the boards of the American Petroleum Institute, the Petroleum Equipment Suppliers Association, Newfield Exploration Company and Tidewater, Inc.

Netherland earned a Bachelor of Science degree in industrial engineering from Georgia Institute of Technology and a master’s degree in business administration from the University at Pennsylvania’s Wharton School.

“Joe brings a wealth of business knowledge and petroleum industry experience to this role,” said Bill Esrey, chairman of the board, Spectra Energy Corp. “His wide-ranging expertise and keen insights will be valuable assets to our board.”

Other current members of the Spectra Energy Corp board include: Bill Esrey, chairman; and Austin A. Adams, Paul M. Anderson, Pamela L. Carter, Tony Comper, Greg Ebel, Peter B. Hamilton, Dennis R. Hendrix, Michael McShane and Michael E.J. Phelps.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 19,100 miles of transmission pipeline, more than 285 billion cubic feet of storage, as well as natural gas gathering and processing, natural gas liquids operations and local distribution assets. The company also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Spectra Energy is a member of both the Dow Jones Sustainability Index North America and the U.S. S&P 500 Carbon Disclosure Leadership Index. For more information, visit www.spectraenergy.com.

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